Exhibit 4.2

FLIR SYSTEMS, INC.

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to the Rights Agreement (this “Amendment No. 1”) is made and entered into as of this 5th day of June, 2003, by and between FLIR Systems, Inc., an Oregon corporation (the “Company”) and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, LLC) (the “Rights Agent”). Capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the meaning given to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement dated as of June 2, 1999 (the “Rights Agreement”);

WHEREAS, the parties desire to amend the Rights Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 1(c)(iv) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(iv) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (iii) of this paragraph (c)) or disposing of any such securities of the Company; provided, however, that nothing in this paragraph (c) shall cause a Person engaged to be the “Beneficial Owner” of, or to “beneficially own,” any securities acquired pursuant to customary agreements with or between underwriters, initial purchasers and/or selling group members with respect to a bona fide public offering of securities or a private placement of securities by the Company pursuant to an exemption under the Securities Act of 1933, as amended);”

2. This Amendment No. 1 shall become effective as of the date first written above.

3. This Amendment No. 1 may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4. In all respects not inconsistent with the terms and provisions of this Amendment No. 1, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment No. 1, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

5. If any term, provision, covenant, or restriction of this Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto having caused this Amendment No. 1 to be duly executed as of the date and year first above written.

FLIR SYSTEMS, INC.

By:	/s/ JAMES A. FITZHENRY
Name:	James A. Fitzhenry
Title:	Senior Vice President, Corporate Operations

MELLON INVESTOR SERVICES LLC

By:	/s/ THOMAS L. COOPER
Name:	Thomas L. Cooper
Title:	Assistant Vice President

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